Exhibit 99.01

           ALLIANCE DISTRIBUTORS HOLDING INC. APPOINTS STEVEN NATHAN
                           TO ITS BOARD OF DIRECTORS

College Point, New York - March 16, 2005 - Alliance Distributors Holding Inc. (OTC Pink Sheets: ADTR.PK), a distributor of interactive video games and gaming products, announced today that it has appointed Steven H. Nathan to its board of directors. Mr. Nathan will also serve as chairman of the company's newly created audit committee. Thomas Vitiello, an existing director, will also serve on the audit committee.

Mr. Nathan has since 1997 served as President of Progressive Planning, Inc. a tax and financial consulting firm in Jericho, NY. From 1993 through 1997 he was Vice President and Chief Financial Officer of L & J Marketing, Inc. d/b/a Alliance Distributors, a regional video game software and hardware distributor based in College Point, NY. He held similar positions from 1984 to 1993 with Wren/AP Distributors.

Commenting on the appointment of Mr. Nathan, Jay Gelman, Chairman and CEO, said, "Steven's long and successful tenure as an executive in the distribution business and in the public accounting industry makes him a valuable addition to our Board. We look forward to Steven's contributions to our company as we work to maximize value for our shareholders."

About Alliance Distributors Holding Inc.

Alliance Distributors Holding, Inc., which does business as Alliance Distributors (www.alliancedistributors.com ), is a full service wholesale distributor of interactive video games and gaming products for all key manufacturers and 3rd party publishers in the video game industry. Alliance offers comprehensive support on Playstation 2, PS1, PSP, X-Box, Game Cube, Nintendo DS and GameBoy systems, peripherals and software titles

Safe Harbor

Certain of the above statements contained in this press release may contain forward-looking statements which are intended to be covered by the safe harbors created thereby. Investors are cautioned that all forward-looking statements involve risks and uncertainty. Actual results, events and circumstances (including future performance, results and trends) could differ materially from those set forth in such statements due to various factors, risks and uncertainties, including but not limited to, risks associated with technological change, competitive factors and general economic conditions. The Company has no duty and undertakes no obligation to update such statements.

Contact:
David Devor
Alliance Distributors Holding Inc.
718-747-1500 x 117
david@alliancedis.com